UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2016

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Overlook Point, Lincolnshire, Illinois	60069
Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-634-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 2.02. Results of Operations and Financial Conditions.

The information contained in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On November 1, 2016, Zebra Technologies Corporation (“Zebra”) issued a press release announcing its outlook for adjusted EBITDA margin, adjusted net sales guidance range, and non-GAAP earnings per share range as of and for the three month period ended October 1, 2016. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 31, 2016, the Audit Committee of the Board of Directors of Zebra concluded, after review and discussion with management and Zebra’s independent registered public accounting firm, Ernst & Young, LLP (“EY”), that the financial statements contained in Zebra’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the three months ended April 2, 2016 and three and six months ended July 2, 2016 should no longer be relied upon because of prior period errors in such financial statements. Zebra will restate such financial statements to correct the combined effect of the financial statement errors. The errors primarily relate to Zebra’s accounting for income taxes, the underacrrual of certain 2015 estimates, most notably for its sales commission plan, and an adjustment to the net realizable value of trade receivables acquired in connection with Zebra’s acquisition of the Enterprise business of Motorola Solutions, Inc. (the “Enterprise Acquisition”).

For 2015, on a GAAP basis, the impact of the corrections will be to increase the loss for the full year ended December 31, 2015 by approximately $17 million on a pre-tax basis, which includes approximately $11 million recorded in the first six months of 2016 as previously disclosed in filings with the Securities and Exchange Commission (“SEC”). On an after-tax basis, the impact of the corrections will increase the loss for the full year ended Decmber 31, 2015 by up to $35 million, which also includes the impact of tax-related items. As a result, for the first six months of 2016, Zebra will decrease the pre-tax loss (increase profitability) reflected in its 2016 results by approximately $11 million on a pre-tax basis, or $6 million after-tax.

As disclosed in its prior filings with the SEC, when preparing its 2015 financial statements, Zebra identified a material weakness related to the process to prepare and review its quarterly and annual income tax provision. The material weakness relates to deficiencies in the design and operation of controls in response to the increased complexity in the legal entity structure of the business following the Enterprise Acquisition. These deficiencies impacted Zebra’s ability to accurately forecast pretax income and deferred taxes, by legal entity, in a timely manner. Zebra continues to work diligently to implement its remediation plan to address the material weakness.

At this time, Zebra expects to complete its review and procedures regarding the matters described above and will file its restated Form 10-K for 2015 and restated Forms 10-Q for the three months ended April 2, 2016 and three and six months ended July 2, 2016 no later than November 15, 2016. However, there can be no assurance that the process will be completed at that time, or that no additional adjustments will be identified.

Item 8.01. Other Events.

On November 1, 2016, Zebra issued a press release announcing that it plans to release third quarter 2016 financial results and file its Form 10-Q for the three and nine months ended October 1, 2016 on Tuesday, November 15, 2016. Zebra will file a Form 12b-25 with the SEC relating to its Form 10-Q for the three and nine months ended October 1, 2016. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following Exhibit is being furnished herewith:

Exhibit Number	Description of Exhibits

99.1	Registrant’s Press Release dated November 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: November 1, 2016	By:	/s/ Jim Kaput
Jim Kaput
SVP, General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

99.1	Registrant’s Press Release dated November 1, 2016